Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-150680, 333-176718, 333-191515, and 333-191516 of Enterprise Products Partners L.P. on Form S-8; (ii) Registration Statement No. 333-230066 of Enterprise Products Partners L.P. and Enterprise Products Operating LLC on Form S-3; and (iii) Registration Statement Nos. 333-211318, 333-238170, and 333-250007, of Enterprise Products Partners L.P. on Form S-3 of our reports dated March 1, 2021, relating to the consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries and the effectiveness of Enterprise Products Partners L.P. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Products Partners L.P. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Houston, Texas
March 1, 2021